Exhibit 99.2

TWE ANALYST CONFERENCE CALL AUGUST 21, 2014

Operator

Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Trans World Entertainment second-quarter 2014 results conference call. (Operator Instructions) As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s presentation, Bob Higgins, Chairman and CEO of Trans World Entertainment. Sir, please begin.

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO

Thank you, Howard. Good morning, everyone. Thank you for joining us as we discuss our second-quarter and first-half results. On the call with me today is John Anderson, our Chief Financial Officer.

For the second quarter, our net loss was $5.1 million as compared to a net loss of $2.5 million in the second quarter of 2013. For the first half, our net loss was $5.5 million compared to a net loss of $900,000 during the same period in 2013.

For the second quarter, our comp store sales were down 3.4%. Total sales for the quarter decreased 11% to $72 million compared to last year’s $81 million, as our stores in operation declined by 7% and total square footage in operation declined by 9%. Sales during the quarter were negatively impacted by continued declines in mall traffic and weakness in the music category, partially offset by positive comps in our trend, electronics, and game categories.

Now I will touch on our sales performance by category for the quarter. Video comp sales were down 1%. Double-digit increases in Blu-ray were offset by declines in DVD. Video represented 44% of our business during the quarter, the same level as last year.

Music comp sales declined 12%. The music category represented 29% of our business for the quarter compared to 32% last year. While music performed poorly overall, we have seen an encouraging result from the expansion of our vinyl product in many of our stores.

Trend comp sales increased 5%. Trend sales represented 13% of our business for the quarter compared to 10% last year.

Electronics comp sales increased 1%. Electronics represented 10% of our business for the quarter compared to 9% last year.

Video game comp sales were up 6% for the quarter. Game sales represented 4% of the business for the quarter versus 3% last year.

Now John will take you through the financial results for the quarter. John?

John Anderson - Trans World Entertainment Corporation - CFO

Thanks, Bob. Good morning.

Our net loss for the quarter was $5.1 million or $0.16 per diluted share as compared to last year’s net loss of $2.5 million or $0.08 per diluted share. For the first half we reported a net loss of $5.5 million compared to a net loss of $940,000 last year.

EBITDA for the quarter was a loss of $3.7 million compared to a loss of $1.1 million last year. For the first half, EBITDA was a loss of $2.8 million compared to a gain of $1.8 million last year.

Our gross margin rate for the quarter decreased 60 basis points from last year to 39% of sales. The decrease in gross profit as a percent of sales was due to the deleveraging of distribution and freight costs on lower sales and the impact of the shift in our product mix towards non-media products.

SG&A expenses were $31.8 million, a reduction of $1.4 million or 4.2% from last year’s second quarter. The decrease in SG&A expenses was driven by the reduction in store count.

SG&A expenses as a percentage of sales was 44.2% compared to 41.1% for the same period last year. The increase in SG&A as a percent of sales is primarily due to the deleveraging of occupancy and corporate overhead expenses resulting from that sales decline. Net interest expense was $476,000 in the quarter versus $487,000 last year.

In the past 12 months the Company has returned over $20 million to our shareholders, including the payment of a special dividend of $16 million and repurchase of $4.5 million in Company shares. We ended the quarter with cash of $82 million compared to $95 million last year, and the Company continued to improve its cash flow from operation through disciplined inventory management.

Year over year, we have lowered our inventory by $17 million and finished the quarter with $135 million in inventory, 11% below last year’s $151 million. On a per-square-foot basis, inventory was $70 versus $71 last year. We ended the quarter with 327 stores and 1.9 million square feet in operation versus last year’s 355 stores and 2.1 million square feet.

Now I will turn it back over to Bob.

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO

Thanks, John. Despite challenging results, there were several highlights for this quarter. In trend we continue to drive positive comp sales as we capitalize on broad-based entertainment franchises such as Frozen, Dr. Who, and superheroes. Our performance in the trend category highlights our ability to sell entertainment-related merchandise from non-media categories and to market our stores as a complete entertainment destination.

In electronics we were able to drive positive comps, as we broadened our product mix in portable speakers and mobile accessories. In video, we continued to drive the catalog businesses in both DVD and Blu-ray through a solid selection of titles and strong value statement, like capitalizing on new releases.

In music we continue to outperform the industry as competitors exit the business, driven by the depth of our selection and a strong value statement, while at the same time we are rightsizing our inventory to focus on our total product mix and growing categories. We continue to maintain strong gross margin rates in our merchandise categories through disciplined markdown management.

We continue to identify opportunities to enhance the current shopping experience. Just last week we opened our new entertainment concept store in Woodbridge, New Jersey, in the Woodbridge Mall. We are excited by the concept, which offers a much broader assortment of non-media product and a visually exciting layout and continues our transformation towards becoming a complete entertainment destination. While it is too early to comment on the store’s performance, we were pleased by the customer response and would encourage everyone on the call to visit the store.

We are approaching the second half optimistically, as we completed many of our merchandising initiatives which resulted in improved results in July. We have an exciting lineup of entertainment-related product planned and are preparing to deliver value and an exceptional shopping experience to our customers this holiday season.

Given the competitive changes occurring in our industry, we are also in a position to capitalize on opportunities in our core categories of music and video. In addition, we will continue to aggressively seize opportunities to drive our sales and operating profits to investments in new and expanding categories.

Now I would like to open up the call for any questions that anybody might have. Howard, could you take care of that for us?

Operator

Yes, sir. (Operator Instructions) William Meyers, Miller Asset Management.

William Meyers - Miller Asset Management - Analyst

So I guess my first question would be about the music category. We have discussed how this has been declining. Everyone knows it has been declining in the industry over the years, and it’s still a pretty substantial part of your floorspace, I would think. So just any thoughts on going forward?

And also, how much floorspace are you devoting to -- you mentioned vinyl. Are you devoting very much floorspace to that? Or is that just a still very small category?

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO

We are devoting 6 feet to 8 feet to vinyl. But in some stores, we have got bigger departments; and in those stores we are doing better with it. So we are going to watch it carefully.

We know the freestanding stores can do it very well in the business. And we are watching those carefully, also. So we will expand it as appropriate. And we think we will -- we have got significant expansion plans in that category.

As far as your first question, I think we are ahead of the curve on that. We are reducing the size of the music departments. And we have found that even though we are taking out a fair amount of inventory, it’s not hurting sales at all. So we are reducing space but still doing the same volume.

And I’d like to point out that in Woodbridge, where we have put it to the back of the store -- we put both the video and music to the back of the store -- we are still comping up on those categories. So that was encouraging to see.

William Meyers - Miller Asset Management - Analyst

Okay. That sounds good. Just a question about the -- there’s been a few localities and a lot of talk about increasing minimum wages in various places. Have you seen any effect from that? And would that have much of an effect on your expenses, if more of that happened?

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO

I’ll let John answer that.

John Anderson - Trans World Entertainment Corporation - CFO

Yes. It definitely is starting to have a small effect on us. It kind of accelerates in future years. So it is something we are keeping an eye on. But it’s not going to be overly material to us in the totality of the Company.

William Meyers - Miller Asset Management - Analyst

Okay. And so you are pretty happy with your staffing levels as they are.

John Anderson - Trans World Entertainment Corporation - CFO

Yes.

William Meyers - Miller Asset Management - Analyst

Okay. Well, that is all for me. Congratulations on the quarter.

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO

Thank you.

Operator

(Operator Instructions) Mr. Higgins, I am showing no additional audio questions at this time. I will turn the conference back over to you.

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO

Okay. Thank you very much. We are planning on taking advantage of some of the changes we have made. As William Meyers mentioned, the change in -- we felt that we should make that change in music, also, and we’ve already made that change. We have done it in about half the chain. And the other half of the chain will be done by the end of September. So it’s already been given to the field to handle that.

I would like to take this opportunity to thank everyone for their dedication to our Company: our customers, vendors, and shareholders, especially our Trans World associates. We look forward to talking to you about our third-quarter results on November 20. Thank you very much, Howard.

Operator

Thank you, sir. Ladies and gentlemen, thank you for participating in today’s conference. This concludes the program. You may now disconnect. Everyone have a wonderful day.